EXHIBIT 23.2

                 [BAUMANN, RAYMONDO & COMPANY, P.A. LETTERHEAD]

                          CERTIFIED PUBLIC ACCOUNTANTS

Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C. 20549

Re: Infinium Labs, Inc.
Form S-8

Gentlemen:


We hereby consent to the incorporation of our report as independent auditors accompanying the audited financial statements of Infinium Labs, Inc. ("Infinium") as of October 31, 2003, and for the period December 9, 2002 to October 31, 2003, issued in connection with Infinium's filings of its registration statement being filed under the Securities Act of 1933, under cover of Form S-8. We also consent to the use of our name under the heading "Experts" in the registration statement.


Very truly yours,


 /s/ Baumann, Raymondo & Company, P.A.
--------------------------------------
Baumann, Raymondo & Company, P.A.
Certified Public Accountants
Tampa, Florida
March 8, 2005